Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees
of iShares Trust,

In planning and performing our audits of the financial statements of the Funds of iShares Trust, as listed in the attached Appendix A, (hereafter referred to as the "Funds") as of and for the year ended February 28, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting.  Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A Fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A Fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Fund are being made only in accordance with authorizations of management and Trustees of the Fund; and (3)  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Fund's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2010.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
San Francisco, California
April 23, 2010

Appendix A

Fund Name

1	iShares iBoxx $ Investment Grade Corporate Bond Fund
2	iShares Barclays 10-20 Year Treasury Bond Fund
3	iShares Barclays 1-3 Year Credit Bond Fund
4	iShares Barclays 1-3 Year Treasury Bond Fund
5	iShares Barclays 20+ Year Treasury Bond Fund
6	iShares Barclays 3-7 Year Treasury Bond Fund
7	iShares Barclays 7-10 Year Treasury Bond Fund
8	iShares Barclays Aggregate Bond Fund
9	iShares Barclays Credit Bond Fund
10	iShares Barclays Government/Credit Bond Fund
11	iShares Barclays Intermediate Bond Fund
12	iShares Barclays Intermediate Government/Credit Bond Fund
13	iShares Barclays Short Treasury Bond Fund
14	iShares Barclays TIPS Bond Fund
15	iShares Barclays MBS Bond Fund
16	iShares Barclays Agency Bond Fund
17	iShares iBoxx $ High Yield Corporate Bond Fund
18	iShares S&P National AMT-Free Municipal Bond Fund
19	iShares S&P California AMT-Free Municipal Bond Fund
20	iShares S&P New York AMT-Free Municipal Bond Fund
21	iShares S&P/Citigroup International Treasury Bond Fund
22	iShares S&P/Citigroup 1-3 Year International Treasury Bond Fund
23	iShares S&P Short Term National AMT-Free Municipal Bond Fund
24 25 26	iShares JPMorgan USD Emerging Markets Bond Fund iShares 10+ Year Credit Bond Fund iShares 10+ Year Government/Credit Bond Fund